Exhibit 99.1

Cendant Agrees to Sell its Travel Distribution Services Subsidiary Travelport to an

Affiliate of The Blackstone Group for Approximately $4.3 Billion in Cash

NEW YORK, June 30, 2006—Cendant Corporation (NYSE: CD) today announced that it has entered into a definitive agreement to sell Travelport, the Company’s travel distribution services subsidiary, to an affiliate of The Blackstone Group for approximately $4.3 billion in cash. The completion of the transaction is subject to satisfaction of customary conditions to closing, including the receipt of applicable regulatory approvals, and is expected to close in August 2006.

The Company previously announced that proceeds from the sale of Travelport would be primarily used to reduce the indebtedness allocated to its Realogy and Wyndham subsidiaries. Following completion of the sale of Travelport, debt levels for Realogy and Wyndham are expected to approximate $750 million and $600 million, respectively.

Due to the additional disclosure required in the Registration Statements on Form 10 for Realogy Corporation and Wyndham Worldwide Corporation related to the use of proceeds from the Travelport sale, Cendant now expects to simultaneously spin-off its Realogy and Wyndham Worldwide subsidiaries in late July.

Cendant was advised by Citigroup, JPMorgan and Evercore and by the law firm of Skadden, Arps, Slate, Meagher & Flom LLP.

About Travelport

Travelport is one of the world’s largest and most geographically diverse travel companies. With a network of over 8,000 local travel professionals working in more than 140 countries, Travelport delivers greater choice, more content and cost savings to travelers, travel professionals and travel suppliers every day. Travelport offers a wide range of business and consumer services, from distribution technology and travel packaging to retail sales and solutions. Travelport operates over 20 leading brands, including Orbitz, an online travel agency; Galileo, a global distribution system (GDS); and GTA, a wholesaler of global travel content.

About the Blackstone Group

The Blackstone Group, a global private investment and advisory firm, was founded in 1985. The firm has raised a total of approximately $59 billion for alternative asset investing since its formation of which roughly $27 billion has been for private equity investing. The Private Equity Group has over 60 experienced professionals with broad sector expertise. Blackstone’s other core businesses include Private Real Estate Investing, Corporate Debt Investing, Hedge Funds, Mutual Fund Management, Private Placement, Marketable Alternative Asset Management, and Investment Banking Advisory Services. Further information is available at http://www.blackstone.com.

About Cendant Corporation

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 85,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company’s Web site at www.cendant.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements. The Company cannot provide any assurances that the separation or any of the proposed transactions related thereto (including the proposed sale of the travel distribution services division, Travelport) will be completed, nor can it give assurances as to the terms on which such transactions will be consummated. The sale of Travelport is subject to certain conditions precedent as described in the Purchase Agreement relating to the sale. In addition, the other separation transactions are subject to other conditions precedent, including final approval by the Board of Directors of Cendant.

Various risks could cause future results to differ from those expressed by the forward-looking statements included in this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward looking statements are specified in Cendant’s Form 10-K for the year ended December 31, 2005, Cendant’s Form 10-Q for the three months ended March 31, 2006, Realogy Corporation’s Registration Statement on Form 10 and Wyndham Worldwide’s Registration Statement on Form 10, including under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial

Condition and Results of Operations.” Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

Media Contact (Cendant Corporation):

Elliot Bloom

212-413-1832

Investor Contacts (Cendant Corporation):

Sam Levenson

212-413-1832

Henry A. Diamond

212-413-1920

Media Contact (The Blackstone Group)

John Ford

212-583-5559